Exhibit 99.2

For Immediate Release	Contact: David L. Clark
Vice President, Corporate Affairs
NPS Pharmaceuticals, Inc.
(801) 584-5415

NPS PHARMACEUTICALS REPORTS SECOND QUARTER

AND SIX MONTH OPERATING RESULTS

Salt Lake City — August 9, 2004 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) today provided an overview of the company’s late-stage development programs and reported its operating results for the three and six months ended June 30, 2004.

PRODUCT UPDATE

In the second quarter of 2004 NPS continued to advance its development of product candidates.

PREOS®

A significant event previously announced by NPS related to preparing the company’s osteoporosis drug candidate, PREOS, for eventual commercialization after FDA approval, is the execution of an agreement with a Danish pharmaceutical company to market the product in Europe. Nycomed Group has purchased 1.33 million shares of NPS common stock for $40.0 million, and has committed up to $25.0 million to clinical work with PREOS in Europe. Another $25.0 million is reserved for payment to NPS upon the achievement of milestones related to PREOS sales. Nycomed will also pay royalties to NPS on sales of PREOS in Europe.

Additional data from the PREOS Phase 3, or TOP study have been submitted for presentation at meetings of the American Society for Bone and Mineral Research (ASBMR) in Seattle, WA in October. Data from the company’s carcinogenicity study with PREOS in rats, and data from an NIH-sponsored study known as PaTH, will also be presented at the ASBMR meetings.

The company is continuing to prepare its New Drug Application for PREOS for submission to the U.S. Food and Drug Administration, which is targeted for late this year.

Sensipar™

Sensipar, the company’s molecule for treating hyperparathyroidism, is being sold by Amgen, which licensed Sensipar from NPS. In its recent report of quarterly results, Amgen stated that the launch of Sensipar had “exceeded expectations.” NPS is now receiving royalties from the sale of Sensipar by Amgen. Amgen has received a positive opinion to approve marketing authorization in the European Union for cinacalcet HCl from the European Committee for Medicinal Products for Human Use, or CHMP. Recommendations from CHMP are usually endorsed by EMEA within three to four months of issuance.

Teduglutide (ALX-0600)

The company is continuing to enroll patients in a pivotal Phase 3 trial of teduglutide for the treatment of Short Bowel Syndrome, and in a Crohn’s disease proof-of-concept study.

Isovaleramide (NPS 1776)

NPS is conducting a proof-of-concept study with isovaleramide, a proprietary small molecule neuromodulator, in patients with migraine headaches. The dosing phase of this study has now been completed, and the company anticipates a top-line report of results by the end of this year.

Kineret®

The company also announced today that it has agreed with Amgen, Inc. to promote Kineret, Amgen’s product for the treatment of rheumatoid arthritis in the U.S.

LEGAL PROCEEDINGS

With respect to ongoing legal proceedings, NPS, PharmData Inc. and Data Capture International, Inc. (DCI), have agreed to release all claims and causes of action they have or may have against each other arising out of certain agreements between the company and PharmData and DCI and to dismiss with prejudice all lawsuits previously pending between the parties. The company is in the process of finalizing formal documentation of the settlement agreement. In connection with the settlement, the company has agreed to pay to PharmData and DCI a total of $2.4 million. PharmData and DCI have agreed to provide to the company any and all data, case report forms and study reports forwarded to them by the company or generated by them in the performance of services under their respective agreements.

FINANCIAL RESULTS

NPS incurred a net loss for the second quarter of 2004 of $41.4 million, or $1.11 per share, compared to a net loss in the second quarter of 2003 of $64.9 million, or $1.82 per share. For the six months ended June 30, 2004, the net loss was $77.0 million, or $2.07 per share, compared to $93.0 million, or $2.63 per share for the six months ended June 30, 2003. The net loss for the three and six months ended June 30, 2003 includes an expense of $39.9 million as a result of the termination of our merger agreement with Enzon Pharmaceuticals, Inc.

Revenues for the second quarter of 2004 were $443,000 compared to revenues of $73,000 for the same period last year. The increase in revenues for the three months ended June 30, 2004 as compared with the same period in the prior year is primarily the result of royalty revenue from Amgen Inc. on Sensipar sales during the second quarter of 2004. Sensipar, our first commercial product, received marketing approval by the FDA in March 2004. Revenues for the six months ended June 30, 2004 were $12.5 million compared to $211,000 in the same period of 2003. The increase in revenues for the six months ended June 30, 2004 as compared with the same period in the prior year is the result of a $10.0 milestone payment the company received from Amgen Inc. for the approval of their NDA by the FDA for Sensipar and a $2.0 million milestone payment received from Kirin Brewery for the commencement of Phase 3 clinical trials with cinacalcet HCl in Japan.

Research and development expenses were $31.3 million for the second quarter of 2004 compared to $23.4 million for the second quarter of 2003. The increase in research and development expenses compared to the second quarter of 2004 is principally due to a $6.8 million increase in the costs associated with the manufacture of clinical and commercial supplies of PREOS and teduglutide, including amounts paid and due to a contract manufacturer for reservation fees in accordance with an agreement we signed for “fill and finish” production of clinical and commercial supplies of PREOS; a $2.6 million increase in the costs related to advancing our central nervous system programs and a $2.4 million increase in the costs of advancing the development of our teduglutide clinical program, including personnel-related costs. The increases in the costs were offset by a $4.8 million decrease in the costs of the PREOS clinical program.

For the six months ended June 30, 2004, research and development expenses were $71.9 million compared to $48.3 million for the same period in 2003. The increase in research and development expenses during the six months ended June 30, 2004 as compared to the same period in the prior year is primarily due to a $16.0 million increase in the costs associated with the manufacturing of clinical supplies of PREOS and teduglutide, a $4.5 million increase in the costs of advancing the development of teduglutide, and a $5.1 million increase in the costs relating to advancing our central nervous system programs. These increases in costs were offset by a $4.0 million decrease in the costs of the PREOS clinical program.

General and administrative expenses were $9.9 million for the quarter ended June 30, 2004 compared to $4.3 million expended in the same quarter in 2003. For the six months ended June 30, 2004, general and administrative expenses were $16.5 million compared to $9.3 million for the same period in 2003. The increases in general and administrative expenses during the three and six months ended June 30, 2004 as compared with the same periods in the prior year are primarily due to market research, educational, and various other pre-launch marketing activities associated with PREOS and teduglutide, costs associated with the internal investigation of the PharmData and DCI contracts and related legal costs, severance and retirement benefits, and other costs associated with the hiring of additional marketing and administrative personnel.

Merger costs and termination fees were $39.9 million for the three and six months ended June 30, 2003 as a result of the termination of our merger agreement with Enzon Pharmaceuticals, Inc. Pursuant to the terms of that merger agreement, the company paid a termination fee in the form of 1.5 million shares of the company’s common stock transferred to Enzon on June 4, 2003. The company also incurred direct costs relating to the proposed merger of approximately $4.3 million.

Other income, net, decreased from $1.3 million to other expense, net, of $292,000 for the three months ended June 30, 2004 as compared with the same period in the prior year. Other income, net, decreased from $3.3 million to other expense, net, of $350,000 for the six months ended June 30, 2004 as compared with the same period in the prior year. The decreases in other income, net, in both periods are primarily the result of recording interest expense of $1.7 million and $3.5 million, respectively, for the three and six months ended June 30, 2004, on our convertible notes issued in June 2003.

As of June 30, 2004, the company had 37.3 million shares outstanding and $229.7 million in cash, cash equivalents, and marketable investment securities as compared to $303.9 million at December 31, 2003. The decrease in cash, cash equivalents and marketable investment securities was primarily the result of continuing to fund ongoing operating expenses, including current clinical trials, capital expenditures related to the construction of a new building in Salt Lake City, Utah, and debt service related to our convertible notes.

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues from research and license agreements	$443	$73	$12,453	$211

Operating expenses:
Research and development	31,340	23,431	71,937	48,252
General and administrative	9,939	4,318	16,470	9,297
Amortization of intangibles	382	371	776	715
Merger costs and termination fees	—	39,872	—	39,872

Total operating expenses	41,661	67,992	89,183	98,136

Operating loss	(41,218)	(67,919)	(76,730)	(97,925)

Other income (expense), net	(292)	1,347	(350)	3,263

Loss before income taxes	(41,510)	(66,572)	(77,080)	(94,662)

Income tax benefit	(128)	(1,697)	(47)	(1,697)

Net loss	$(41,382)	$(64,875)	$(77,033)	$(92,965)

Basic and diluted net loss per common and potential common share	$(1.11)	$(1.82)	$(2.07)	$(2.63)

Weighted average common and potential common shares outstanding—basic and diluted	37,251	35,645	37,217	35,390

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2004	December 31, 2003
Cash, cash equivalents and marketable investment securities	$229,748	$303,874
Other current assets	5,064	2,755
Restricted cash and cash equivalents	5,278	—
Plant and equipment, net	11,124	5,255
Other assets, net	13,866	15,624

Total assets	$265,080	$327,508

Current liabilities	$35,010	$22,723
Convertible notes payable	192,000	192,000

Total liabilities	227,010	214,723

Common stock and additional paid-in capital	537,346	533,966
Deferred compensation	(2,996)	(3,716)
Accumulated other comprehensive income (loss)	(1,017)	765
Accumulated deficit	(495,263)	(418,230)

Net stockholders’ equity	38,070	112,785

Total liabilities and stockholders’ equity	$265,080	$327,508

NPS discovers, develops and intends to commercialize small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong discovery research effort. The two most advanced product candidates are Sensipar™, marketed by our licensee, Amgen for the treatment of secondary hyperparathyroidism, and PREOS®, the company’s proprietary protein for the treatment of osteoporosis, which has completed a Phase III trial. Additional information is available on the company’s website, http://www.npsp.com.

Call Information

A conference call will be held today at 5:00 p.m. EDT. To participate in the call, dial (800) 591-6944 with passcode 10216510. In addition, live audio of the conference call will be simultaneously broadcast over the internet and may be accessed under the Investor Relations page, Calendar of Events section of the company’s website (www.npsp.com). Please click on the webcast link and follow the prompts for registration and access. A replay will be available at (888) 286-8010 with passcode 34200211. The webcast portion of the call will also be available on the NPS website for the same period of time.

Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions

Of The Private Securities Litigation Reform Act of 1995

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding the following: the likelihood that PREOS will be an appropriate therapy for patients who have osteoporosis; NPS’s intent to file an NDA for PREOS by the end of 2004; NPS will be able to continue to successfully enroll patients in its SBS and Crohn’s studies with teduglutide; and that the company anticipates a top line report of results from its NPS 1776 migraine study by the end of 2004. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: we may not be able to collect assemble and analyze data from the PREOS trials in a timely manner; the data from the TOP study may not justify filing an NDA for PREOS; we have never filed an NDA and may not be able to do so in a timely manner; Nycomed may not be able to successfully market and sale PREOS in Europe; we do not have and may never develop any products that generate revenues; our product candidates may not prove to be safe or efficacious; the FDA may delay approval or may not approve any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates, which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and, we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of August 9, 2004, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K/A for the year ended December 31, 2003, and in our quarterly report on Form 10-Q for the second quarter of 2004.

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